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                                                                    EXHIBIT 4.23

                            DIRECTOR'S FEE AGREEMENT


       THIS DIRECTOR'S FEE AGREEMENT (the "Agreement"), made as of August 1, 2002, is entered into by Bookham Technology plc, a corporation organized under the laws of England and Wales, (the "Company") and Lori Holland, a director of the Company (the "Director").

       BACKGROUND. The applicable corporate governance rules imposed by the laws of the United States, the United Kingdom and the exchanges on which the ordinary shares and the American Depositary Shares of the Company are listed impose significant ongoing responsibilities on the Company's Audit Committee, and on the chair of that Committee. The Director has significant knowledge of the Company, and a high level of expertise in financials matters, including the capacity to perform as a "financial expert" within the meaning of the Sarbanes-Oxley Act of 2002.

       In light of the foregoing, the parties hereby agree as follows:

       1. SERVICES AS MEMBER OF AUDIT COMMITTEE. The Director agrees to perform such duties as are necessary from time to time to discharge her responsibilities as a member of the Company's Audit Committee and to act as Chair of the Audit Committee, for an annual retainer of $40,000 per year. It is understood that in consideration of such retainer, the Director shall act both as a member and as Chair of the Audit Committee, and perform the responsibilities associated with those functions, including, among other things, review of internal financial management, monitoring and evaluation of the Company's relationship with its outside auditors, monitoring of compliance with applicable financial reporting regimes, evaluation of internal accounting controls, actions relating to the Company's obligations under the so-called "Turnbull Report" and related matters.

       2. OTHER SERVICES AS A DIRECTOR. It is agreed and acknowledged that this $40,000 is in addition to such other remuneration as the Director shall be entitled to and the Director shall receive this retainer solely in the Director's capacity as a member, and Chair, of the Audit Committee.

       3. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

       4. MISCELLANEOUS. This Agreement may be amended or modified by a written instrument executed by the Company and the Director, and shall be governed by the laws of England and Wales.

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       IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

                                         BOOKHAM TECHNOLOGY plc


                                         By: /s/ ANDREW RICKMAN
                                            -----------------------------------

By: /s/ LORI HOLLAND
   ----------------------------
       Lori Holland



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